 CNL Strategic Capital, LLC 8-K

Exhibit 1.2

COST REIMBURSEMENT AGREEMENT

This Cost Reimbursement Agreement (this “Agreement”) dated as of the 24th day of February, 2020 (the “Effective Date”), is made by and among each of CNL Strategic Capital, LLC a Delaware limited liability company (the “Company”), CNL Securities, Corp., a Florida Corporation (the “Placement Agent” and together with the Company, the “Issuer Entities”) and American Enterprise Investment Services Inc. (“AEIS”).

WHEREAS, the Issuer Entities and Ameriprise Financial Services, LLC, (“Ameriprise” or the “Selected Dealer”) have entered into a Selected Dealer Agreement dated February 24, 2020  (the “Selected Dealer Agreement”), with respect to the sale of the Class S Shares for cash (the “Class S Shares”); and

WHEREAS, AEIS is an affiliate of Ameriprise that currently provides clearing and related services solely and exclusively for Ameriprise; and

WHEREAS, AEIS provides certain Cost Reimbursement Services (defined below) to Ameriprise and Ameriprise affiliated financial advisors, including but not limited to, support for the distribution of the Shares; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer Entities and AEIS agree as follows:

1.	Cost Reimbursement Services

AEIS will perform, for the benefit of Ameriprise Financial clients, certain services, including but not limited to distribution support,  administration and shareholder servicing support and product due diligence, training and education and other support related functions (collectively, the “Cost Reimbursement Services”). These Cost Reimbursement Services will be performed at AEIS by associated persons of AEIS.

2.	Payment Amounts

In consideration of the Cost Reimbursement Services to be provided by AEIS, the parties agree as follows:

(a)

The Placement Agent shall pay  (or shall cause an affiliate to pay through the Placement Agent) an additional ongoing cost reimbursement to AEIS  for services provided with respect to each investor in an annualized amount as follows:  for a period of forty-eight (48) months from the termination of the Class S private offering, 0.25% of the Company’s then current net asset value per Class S Share, as disclosed in the Company’s  periodic or current reports.  The additional cost reimbursement will accrue daily and be paid quarterly in arrears and will cease for any Share that is repurchased or has been converted to a different class of shares. In no event will the additional cost reimbursement paid to AEIS exceed an aggregate of 1.0% of the gross offering proceeds sold by the Selected Dealer in this Offering. In no event shall the Company be responsible for paying the additional cost reimbursement to AEIS; it shall be paid by the Placement Agent or one of its affiliates. Payment of the additional cost reimbursement shall survive termination of this Agreement.

(b)

The Placement Agent shall pay AEIS a one-time payment of up to $25,000 in the aggregate for the start-up operational costs associated with offering a new product to Ameriprise Financial clients, including but not limited to, due diligence expenses.

(c)

The Placement Agent shall reimburse AEIS for reasonable expenses arising from the performance of services related to but separate from the services contemplated by this Agreement, including but not limited to technology services, operational reporting, or technology or operational expenses deriving from particular issues presented by the Company or the Placement Agent; provided, however, that the Placement Agent and AEIS agree in writing to the expenses to be reimbursed prior to AEIS incurring any such expenses. Such payments will be separate and distinct from the compensation and expenses described in clauses (a) and (b) of this Section 2 and will be paid through the process set forth below.

(d)

The Placement Agent shall pay AEIS the reasonable costs AEIS incurs when responding to or complying with any audit, report, examination, inspection or compliance review requested by the Placement Agent or the Company and any information or document request and any other request by the Placement Agent or the Company that is not otherwise specifically addressed in this Agreement or any other agreement between AEIS and the Placement Agent, provided that the Placement Agent and AEIS agree in writing to the expenses to be reimbursed prior to AEIS incurring any such expenses.

(e)

The payments pursuant to this Agreement shall be remitted by the Placement Agent directly to AEIS. For the avoidance of doubt, the Placement Agent acknowledges and agrees that such payment shall not be paid to Ameriprise as a ’pass-through’ for payment to AEIS.

(f)

The Placement Agent will receive a placement agent fee (“Placement Agent Fee”) of up to 1.5% of the sale price for each Class S share sold by the Selected Dealer in this Offering.  The Placement Agent shall reallow to AEIS all of the Placement Agent Fee  received from the Company that are attributable to the sale of the Shares by the Selected Dealer as a cost reimbursement. The Placement Agent Fee may be reduced or waived for any particular sale upon agreement of the Placement Agent and the Selected Dealer.

3.	Payment Process

Pursuant to Section 2(a), the Placement Agent shall pay the cost reimbursement to AEIS by wire payment according to the wire instructions set forth immediately below. The Placement Agent shall pay AEIS the Fee within thirty (30) business days of the Company’s acceptance of an investor’s subscription agreement.

American Enterprise Investment Services, Inc.

Wells Fargo of Minneapolis

ABA: 121000248

Account: 0001064022

AEIS acknowledges and agrees that it shall not be entitled to receive any reallowance of the Selling Commissions paid by the Company to the Placement Agent with respect to the sale of Class S Shares by a registered representative associated with Ameriprise, because any such reallowance of Selling Commissions with respect to such sales of Class S Shares shall be paid instead to Ameriprise pursuant to the Selected Dealer Agreement.

The cost reimbursement shall not be paid with respect to subscriptions that are rejected by the Company. AEIS affirms that the Placement Agent’s liability for the cost reimbursement is limited solely to the proceeds so received from the Company, and AEIS hereby waives any and all rights to receive payment of the cost reimbursement due until such time as the Placement Agent is in actual receipt of such proceeds from the Company.

With respect to the payments described in Sections 2(b), (c) and (d) of this Agreement, AEIS will have sole responsibility, and AEIS records will provide the sole basis, for calculating the payments to be invoiced by AEIS, so long as such fees are not inconsistent with the amounts set forth in the Memorandum and with the separate written agreement among the parties as to such costs or expenses to be paid to AEIS by the Placement Agent for such actions. AEIS will prepare and send the Placement Agent an invoice setting forth the amount due to AEIS under Sections 2(b), (c) and (d) of this Agreement, and the Placement Agent shall pay AEIS such fees within thirty business days of the last day of the month being invoiced. Each invoice and document related to payment of the fees will appropriately specify the fees payable or being paid.

4.	Term and Termination

This Agreement shall become effective as of the date of its execution and may be terminated at any time by one party upon providing five (5) calendar days written notice to the other party.

This Agreement will automatically terminate upon termination of the Selected Dealer Agreement.

In the event of termination of this Agreement for any reason, AEIS shall be entitled to receive the cost reimbursement described in Section 2(a) of this Agreement with respect to any Class S Shares that are purchased by Ameriprise clients (as determined by the Company), prior to, or as of the termination date.

5.	Disclosure

The Company agrees to keep current all disclosures in the Memorandum regarding the payment of compensation to the Placement Agent and the reallowance of all or a portion of such compensation to participating broker dealers, as may be required by applicable federal and state laws, regulations and rules and the rules of any applicable self-regulatory organization (“SRO”), including but not limited to FINRA.

6.	Use and Disclosure of Confidential Information

Notwithstanding anything to the contrary contained in this Agreement, and in addition to and not in lieu of other provisions in this Agreement:

(a)

“Confidential Information” includes, but is not limited to, all proprietary and confidential information of any party to this Agreement, and their respective subsidiaries, affiliates, and licensees, including without limitation all information regarding the business and affairs of such entities, all information regarding such entities’ customers and the customers of their subsidiaries, affiliates, or licensees; the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; and any information derived therefrom. Confidential Information will not include information which is (i) in or becomes part of the public domain, except when such information is in the public domain due to disclosure by any party that violates the terms of this Agreement, (ii) demonstrably known to any party to this Agreement prior to the Effective Date, is permitted to be used without restriction and is not under any confidentiality obligation applicable to the information, (iii) independently developed by a party to this Agreement in the ordinary course of business without reference to or  reliance  upon any Confidential  Information  furnished  by any party to this Agreement, or (iv) rightfully and lawfully obtained by any party to this Agreement or from any third  party other than  any party to this Agreement without restriction and without breach of this Agreement.

(b)

Each party agrees that it may not use or disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to it as set forth in this Agreement and/or as may otherwise be required or compelled by applicable law, regulation or court order, and agrees to cause its respective parent company, subsidiaries and affiliates, and consultan1s or other entities, including its directors, officers, employees and designated agents, representatives or any other party retained for purposes specifically and solely related to the use or evaluation of Confidential Information as provided for in this Section 6 (“Representatives”) to limit the use and disclosure of Confidential Information to that purpose. If any party or any of its respective Representatives is required or compelled by applicable law, regulation, court order, decree, subpoena or other validly issued judicial or administrative process to disclose Confidential Information, such party shall use commercially reasonable efforts to notify the appropriate party of such requirement prior to making the disclosure.

(c)

Each party agrees to implement reasonable measures designed (i) to assure the security and confidentiality of Confidential Information; (ii) to protect Confidential Information against any anticipated threats or hazards to the security or integrity of such information; (iii) to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm or inconvenience to any customer; (iv) to protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and (v) to otherwise ensure its compliance with all applicable domestic, foreign and local laws and regulations(including, but not limited to, the Gramm-Leach-Bliley Act and Massachusetts 201 C.M.R. sections 17.00-17.04, as applicable) and any other legal, regulatory or SRO requirements. Each party further agrees to cause all of its respective Representatives or any other party to whom it may provide access to or disclose Confidential Information to implement appropriate measures designed to meet the objectives set forth in this paragraph. Each party agrees that if there is a breach or threatened breach of the provisions of this Section 6, the other parties may have no adequate remedy in money or damages and accordingly shall be entitled to seek injunctive relief and any other appropriate equitable remedies for any such breach without proof of actual injury. Each party further agrees that it shall not oppose the granting of such relief and that it shall not seek, and agrees to waive any requirement for, the posting of any bond in connection therewith. Such remedies shall not be deemed to be the exclusive remedies for any breaches of the provisions of this Section 6 by a party or its respective representatives, and shall be in addition to all other remedies available at law or in equity.

(d)

Upon a party’s request, the other parties shall promptly return to the requesting party any Confidential Information (and any copies, extracts, and summaries thereof) of which it is in possession, or, with the requesting party’s written consent, shall promptly destroy, in a manner satisfactory to the requesting party, such materials (and any copies, extracts,  and  summaries thereof) and shall further provide the requesting party with written confirmation of same; provided, that, each of the other parties shall be permitted to (i) retain all or any portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Section 6 , to the extent required by applicable law or regulatory authority; and (ii) retain or use any such Confidential Information in connection with investigating or defending itself against allegations or claims made or threatened by regulatory authorities under applicable securities laws if reasonably necessary; provided that, promptly upon receiving any such demand or request and, to the extent it may legally do so, such receiving party advises the disclosing party of such demand or request prior to making such disclosure.

7.	Representations, Warranties and Covenants

The Placement Agent represents, warrants and covenants to AEIS and AEIS represents, warrants and covenants to the Placement Agent that:

(a)	it is duly organized, validly existing and in good standing under the laws of the state of its formation;

(b)

the execution, delivery and performance of this Agreement by such party have been duly authorized, do not violate its charter, by-laws or similar governing instruments or applicable law and do not, and with the passage of time will not, conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound;

(c)	this Agreement is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

(d)

it will comply with all applicable federal and state laws, regulations and rules and the rules of any applicable SRO, including but not limited to, FINRA rules and interpretations governing cash and non-cash compensation

8.	Indemnification

(a)

AEIS will indemnify and hold the Issuer Entities and any of their respective officers, directors and employees (together, the “Issuer Entity Indemnified Parties”) harmless against any and all losses, claims, damages or liabilities or expense (including reasonable legal fees) (“Losses”) to which an Issuer Entity Indemnified Party may become subject in connection with any action, suit, proceeding or claim, public or private, arising out of, relating to or in connection with (i) any breach or violation by the AEIS Entities (as defined below) of any of the representations, warranties, covenants or agreements given by AEIS in this Agreement or (ii) any breach or violations by the AEIS Entities of any applicable Federal or State law, rule or regulation in connection herewith; provided, however, that in no case is the foregoing indemnity to be deemed to protect any of the Issuer Entity Indemnified Parties against any liability to which any such person would otherwise be subject by reason of the willful misfeasance, bad faith or gross negligence of an Issuer Entity in the performance of its duties under this Agreement or by reason of the reckless disregard of the Issuer Entities’ obligations and duties under this Agreement.

(b)

The Issuer Entities agree, jointly and severally, to indemnify and hold AEIS and its officers, directors, and employees (together, the “AEIS Entities”) harmless against any and all Losses to which an AEIS Entity may become subject in connection with any action, suit, proceeding or claim, public or private, arising out of, relating to or in connection with (i) any breach or violation by the Issuer Entities of any representations, warranties, covenants or agreements given by the Issuer Entities in this Agreement or (ii) any breach or violations by the Issuer Entities of any applicable Federal or State law, rule or regulation in connection herewith; provided, however, that in no case is the foregoing indemnity to be deemed to protect any of the AEIS Entities against any liability to which any such person would otherwise be subject by reason of the willful misfeasance, bad faith or gross negligence of AEIS in the performance of its duties under this Agreement or by reason of the reckless disregard of AEIS’ obligations and duties under this Agreement.

9.	Limitation of Liability

IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

This section 9 shall survive the termination of this Agreement.

10.	Arbitration

Any dispute controversy or claim arising among the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  Any matter to be settled by arbitration shall be submitted to the AAA in New York, New York, which shall be the exclusive venue for any such dispute and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from the AAA, but if they are unable to do so, then the AAA shall designate an arbitrator. Any arbitrator selected by the parties or the AAA shall be a qualified person who has experience with agreements of the type contemplated hereunder. The arbitration shall be final, binding, and enforceable in any court of competent jurisdiction. The parties agree that upon application pursuant to the provisions of the Federal Arbitration Act 9 U.S.C. § 1 et seq. the court shall enter judgment upon an award made pursuant to an arbitration under this Agreement.

This arbitration provision shall be binding upon the past, present, and future agents, employees, and representatives of the parties. This arbitration provision shall be specifically enforceable.

11.	No Agency, Joint Venture or Partnership

For purposes of this Agreement, AEIS and its agents and delegates, if any, have no authority to act as agent for the Issuer Entities in any matter or in any respect, and the Issuer Entities have no authority to act as agent for AEIS in any matter or in any respect. This Agreement does not establish a joint venture or partnership between or among AEIS and the Issuer Entities.

12.	Survival

The respective rights and obligations of the parties under Sections 2, 3, 4, 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17, and 18 will indefinitely survive the termination of this Agreement to the extent necessary to preserve the intended rights and obligations of the parties.

13.	Notices

All notices to be sent or delivered hereunder shall be deemed to be given or become effective for all purposes of this Agreement as follows: (i) when delivered in person, when given; (ii) when sent by mail, when received by the Person to whom it is given, unless it is mailed by registered, certified or express mail, in which ease it shall be deemed given or effective on the earlier of the date of receipt or refusal; and (iii) when sent by telegram, telecopy or other form of rapid transmission shall be deemed to be given or effective when receipt of such transmission is acknowledged.

14.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to the conflicts of law provisions thereof.

15.	Partial Invalidity

The invalidity of any provision of this Agreement will not impair or affect the validity of the remaining portions hereof, and this Agreement will be construed as if such invalid provision had not been included herein

16.	Entire Agreement

This Agreement, including the Recitals which are hereby incorporated into the Agreement express the entire understanding of the parties hereto, and it supersedes and replaces any and all former agreements, understandings, letters of intent, representations or warranties relating to such subject matter (“Prior Agreements”), and contains all of the terms, conditions, understandings, representations, warranties, and promises of the parties hereto in connection therewith.

17.	Assignment

This Agreement may not be assigned by any party without the prior written consent of the other parties, except that this Agreement may be assigned without prior consent (but upon written notice) by any party to any entity that: (a) acquires all or substantially all of that party’s assets, or into which the party is merged or otherwise reorganized; or (b) controls, is controlled by, or is under common control with such party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

18.	Amendment, Waiver and Modification

No modification, alteration or amendment of this Agreement will be valid or binding unless in writing and signed by all parties. No waiver of any term or condition of this Agreement will be construed as a waiver of any other term or condition; nor will any waiver of any default or breach under this Agreement be construed as a waiver of any other default or breach. No waiver will be binding unless in writing and signed by the party waiving the term, condition, default or breach. Any failure or delay by any party to enforce any of its rights under this Agreement will not be deemed a continuing waiver or modification hereof and said party, within the time provided by law, may commence appropriate legal proceedings to enforce any or all of such rights.

19.	Construction

Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Selected Dealer Agreement.

20.	Counterparts

This Agreement may be executed manually or by facsimile transmission signature in any number of counterparts. Each of such counterparts will for all purposes be deemed an original, and all such counterparts will together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have hereto executed this Agreement as of the date first above written.

THE PLACEMENT AGENT:		THE COMPANY:
CNL SECURITIES CORP.		CNL STRATEGIC CAPITAL, LLC

By:	/s/ Erin M. Gray	By:	/s/ Chirag J. Bhavsar

Name:	Erin M. Gray d	Name:	Chirag J. Bhavsar

Title:	Group General Counsel	Title:	CEO d f

AGREED TO AND ACCEPTED BY:

AMERIPRISE ENTERPRISE INVESTMENT SERVICES, INC.

By:	/s/ Frank McCarthy

Name:	Frank McCarthy

Title:	Senior Vice President and General Manager d

Address for notices to AEIS:

10749 Ameriprise Financial Center

Minneapolis, MN 55474

Attention: Frank McCarthy

Senior Vice President and General Manager

Address for notices to Issuer Entities:

CNL Center at City Commons

450 S. Orange Ave.

Orlando, FL. 32801-3336